EXHIBIT (d)(2)(b)

FEE REDUCTION AGREEMENT

AGREEMENT made as of this 1st day of May 2019, between Eaton Vance NextShares Trust (the “Trust”) on behalf of Eaton Vance Global Income Builder NextShares (the “Fund”) and Eaton Vance Management (the “Adviser”).

WHEREAS, the Trust on behalf of the Fund has entered into an Investment Advisory and Administrative Agreement (the “Advisory Agreement”) with the Adviser, which provides that the Adviser shall be entitled to receive compensation at a certain rate; and

WHEREAS, the Adviser has offered to reduce such advisory fee rate, and the Trust has accepted such fee reduction, such fee reduction being effective as of May 1, 2019; and

WHEREAS, the Adviser and the Trust wish to memorialize said fee reduction in writing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Trust and the Adviser hereby jointly and severally agree as follows:

1.	For so long as the Advisory Agreement shall remain in effect, notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser will reduce its advisory fee for the Trust in accordance with the fee reduction schedule set forth on Exhibit A hereto.

2.	This Agreement may only be terminated or amended upon the mutual written consent of the Trust and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Trust who are not interested persons of the Adviser or the Trust (the “Independent Trustees”) and by the vote of a majority of the outstanding voting securities of the Fund; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund.

3.	For purposes of this Agreement the term “vote of a majority of the outstanding voting securities of the Fund” shall mean the vote, at a meeting of Holders, of the lesser of (i) 67 per centum or more of the interests of the Fund present or represented by proxy at the meeting if the Holders of more than 50 per centum of the outstanding interests of the Fund are present or represented by proxy at the meeting, or (ii) more than 50 per centum of the outstanding interests of the Fund.

4.	This instrument is executed under seal and shall be governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

EATON VANCE NEXTSHARES TRUST
(on behalf of Eaton Vance Global Income Builder NextShares)

By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Secretary

EATON VANCE MANAGEMENT

By:	/s/ Deidre E. Walsh
Deidre E. Walsh
Vice President

Exhibit A

ADVISORY Fee Reduction schedule

Eaton Vance Global Income Builder NextShares

(Effective as of May 1, 2019)

Compensation of the Adviser. For the services, payments and facilities to be furnished hereunder by Eaton Vance, Eaton Vance shall be entitled to receive from the Fund fees as set forth below:

The Adviser shall receive a fee based on the Fund’s average daily net assets per annum that are not invested in other investment companies for which the Adviser or its affiliate (i) serves as adviser and (ii) receives an advisory fee (“Direct Assets”) as follows:

Direct Assets	Annual Fee Rate
Up to $500 million	0.550%
$500 million but less than $1 billion	0.525%
$1 billion but less than $2.5 billion	0.500%
$2.5 billion and over	0.475%

For administrative services: Eaton Vance shall receive a fee equal to 0.15% of the Fund’s average daily net assets per annum.

The foregoing compensation shall be paid monthly in arrears on the last business day of each month. The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect. Eaton Vance may, from time to time, waive all or a part of the above compensation.